Exhibit 99.1

FOR IMMEDIATE RELEASE

Teladoc Health Names Health Tech Veteran David Sides as Chief Operating Officer

PURCHASE, NY – July 31, 2019 –Teladoc Health (NYSE: TDOC), the global leader in virtual care, announced that it has named David Sides as chief operating officer. A former corporate CEO and a longtime Cerner Corporation executive, Sides brings an impressive track record within the health tech sector to oversee the company’s worldwide commercial, technology and operations teams.

“As we continue to grow and diversify our global footprint, David’s proven ability to scale businesses across markets will be instrumental in our continued success,” said Jason Gorevic, CEO, Teladoc Health. “We welcome David to the Teladoc Health team with the confidence that he is not only a strong operator and a thoughtful strategist, but also shares a deep commitment to our mission and values.”

Sides joins Teladoc Health from Streamline Health, where as CEO for the past four years he led the transformation to profitable growth driven by new product innovation. Prior to that, David was CEO of global clinical information systems provider iMDsoft as the company rolled out clinical information systems and electronic medical records for critical, perioperative and acute care organizations. During his 17-year career with Cerner Corporation, Sides served as VP and Managing Director of Cerner UK and Ireland, and later as SVP Worldwide Consulting where he had overall responsibility for delivering services in 24 countries.

“Having spent the greater part of my career building profitable healthcare technology businesses both domestically and internationally, I am incredibly energized to join the Teladoc Health team and help drive continued, strategic expansion,” said Sides. “I am excited about the opportunities ahead, and the ability to have such a positive impact, both on improving healthcare and on the trajectory of Teladoc Health.”

Sides is a Fellow of the American College of Healthcare Executives.

For more information, visit www.teladochealth.com/leadership.

About Teladoc Health

A mission-driven organization, Teladoc Health, Inc. is successfully transforming how people access and experience healthcare, with a focus on high quality, lower costs, and improved outcomes around the world. The company’s award-winning, integrated clinical solutions are inclusive of telehealth, expert medical services, AI and analytics, and licensable platform services. With more than 2,000 employees, the organization delivers care in 130 countries and in more than 30 languages, partnering with employers, hospitals and health systems, and insurers to transform care delivery. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

NYSE Rule 303A.08 Notice of Inducement Award

Effective July 30, 2019, in connection with commencing employment as chief operating officer, David Sides was granted an option to purchase 49,508 shares of Teladoc Health’s common stock, par value $0.001 per share (the “Common Stock”), at a price per share of $68.50 and an award of restricted stock units covering 21,897 shares of Common Stock. The stock option vests, based on continued service to Teladoc Health, as to twenty-five percent of the underlying shares on the first anniversary of the grant date, with the remainder of the option vesting ratably over thirty-six months thereafter. The restricted stock units vest, based on continued service to Teladoc Health, in three equal installments, annually with respect to the date of award. The stock option and the restricted stock units were approved by the Compensation Committee of the Board of Directors of Teladoc Health and were granted under the Teladoc Health, Inc. 2017 Employment Inducement Incentive Award Plan as employment inducement awards pursuant to NYSE rules.

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Media Contacts:
Victoria Barnes

ReviveHealth
781-249-3738

vg@thinkrevivehealth.com

Courtney McLeod
Teladoc Health

914-265-6789
cmcleod@teladochealth.com